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                                  F O R M    4
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                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

[ ] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).
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1. Name and Address of Reporting Person

Blocker                            Darrell                                 E.
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(Last)                              (First)                             (Middle)

                               3105 Brampton Drive
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                                    (Street)

                            Huntington, Indiana 46750
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(City)                               (State)                               (Zip)
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2. Issuer Name and Ticker of Trading Symbol

                     NORTHEAST INDIANA BANCORP, INC. "NEIB"
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3. IRS or Social Security Number of Reporting Person (Voluntary)


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4. Statement for Month/Year
                                  February 1999
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5. If Amendment, Date of Original (Month/Year)

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6. Relationship of Reporting Person to Issuer (Check all applicable)

[ ] Director*

[ ] 10% Owner

[X] Officer (give title below)

[ ] Other (specify below)
           Senior Vice President, Chief Financial Officer and Treasurer
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7.  Individual or Joint/Group filing (Check Appropriate Line)

[X] Form filed by One Reporting Person

[ ] Form filed by More Than One Reporting Person
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

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                          TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENFICIALLY OWNED
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1. Title of Security (Instr. 3)                        2. Transaction Date      3. Transaction Code       4. Securities Acquired (A)
                                                          (Month/Day/Year)         (Instr. 8)                or Disposed of (D)
                                                                                                             (Instr. 3, 4 and 5)
                                                       -------------------      -------------------       --------------------------
                                                                                                                    (A) or
                                                                                Code           V          Amount      (D)      Price
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
Common Stock                                                2/8/99                              S           100         D     $16.00
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Common Stock                                                2/10/99                             S         1,000         D     $15.25
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Common Stock
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Common Stock
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Common Stock
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

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                    TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENFICIALLY OWNED -- Continued
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1. Title of Security (Instr. 3)                        5. Amount of Securities      6. Ownership Form:        7. Nature of Indirect
                                                          Beneficially Owned           Direct (D) or             Beneficial
                                                          (Instr. 4)                   Indirect (I)              Ownership
                                                                                       (Instr. 4)                (Instr. 4)
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
Common Stock
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Common Stock                                                11,407                          D
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Common Stock                                                 2,179                          I                         Wife
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Common Stock                                                   110                          I                         Custodian for
                                                                                                                      Son
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Common Stock                                                 5,865                          I                         ESOP
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

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                           TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                   (E.G., PUTS, CALLS, WARRANTS, OPTION, CONVERTIBLE SECURITIES)
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1. Title of Derivative Security    2. Conversion       3. Transaction Date      4. Transaction Code      5. Number of Derivative
   (Instr. 3)                         Or Exercise         (Month/Day/Year)         (Instr. 8)               Securities Acquired (A)
                                      Price of                                                              or Disposed of (D)
                                      Derivative                                                            (Instr. 3, 4, and 5)
                                      Security
                                    -------------      -------------------      --------------------     ---------------------------
                                                                                  Code          V             (A)            (D)
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
Employee Stock Option
"Right to Buy"
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

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                           TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                             (E.G., PUTS, CALLS, WARRANTS, OPTION, CONVERTIBLE SECURITIES) -- Continued
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1. Title of Derivative Security     6. Date                  7. Title and                     8. Price of
   (Instr. 3)                          Exercisable              Amount of                        Derivavtive
                                       and                      Underlying                       Security
                                       Expiration               Securities                       (Instr. 5)
                                       Date (Month/             (Instr. 3
                                       Day/Year)                and 4)


                                     --------------------    ----------------------------     --------------
                                     Date         Expira-                       Amount or
                                     Exer-        tion                          Number
                                     cisable      Date           Title          of Shares
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
Employee Stock Option
"Right to Buy"                        1/15/97     1/15/07       Common Stock    21,603         $10.68
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

====================================================================================================================================
                           TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                             (E.G., PUTS, CALLS, WARRANTS, OPTION, CONVERTIBLE SECURITIES) -- Continued
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1. Title of Derivative Security         9. Number of Derivative            10. Ownership Form of              11. Nature of Indirect
   (Instr. 3)                              Securities Beneficially             Derivative Security:               Beneficial
                                           Owned at End of Month               Direct (D) or                      Ownership
                                           (Instr. 4)                          Indirect (I) (Instr. 4)            (Instr. 4)
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
 Employee Stock Option
"Right to Buy"                                   21,603                               D
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
Explanation of Responses:



                         /s/Darrell E. Blocker                  3/9/99
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                         Signature of Reporting Person           Date